Exhibit 99.1

Pacific Premier Bancorp, Inc. Acquires Infinity Franchise Holdings, LLC

Highlights of the announced transaction:

•                  Acquisition of a national lender to quick serve restaurant franchisees

•                  Expands PPBI’s commercial banking platform

•                  Proven asset generator combining with PPBI’s attractive deposit base

•                  Attractive return on invested capital for PPBI shareholders

Irvine, Calif., November 18, 2013 — Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (PPBI), the holding company of Pacific Premier Bank (Pacific Premier), announced today that it has entered into a definitive agreement to acquire privately held Infinity Franchise Holdings, LLC (IFH) and its wholly owned operating subsidiary Infinity Franchise Capital, LLC (IFC), a national lender to franchisees in the quick service restaurant (QSR) industry, and other direct and indirect subsidiaries of IFH utilized in its business.

At October 31, 2013, IFC had approximately $79 million in loan commitments and $75 million in loans outstanding with no delinquent loans or adversely classified assets.  The equity purchase price is estimated to be approximately $16 million, with 50% of the consideration to be paid in cash and 50% to be paid in PPBI common stock.  The actual equity purchase price will be determined based upon the consolidated adjusted book value of equity of IFH as of the closing of the acquisition.  The acquisition is expected to be accretive to PPBI’s 2014 earnings per share and to generate an internal rate of return in excess of 20%.  The transaction is $0.12 or 1.4% dilutive to PPBI’s tangible book value per share and is expected to have a tangible book value payback period of 1.2 years.

IFC’s management team has worked together for nearly 20 years and is led by industry veteran John Rinaldi.  Over the course of their career, the management team has originated more than $1.7 billion in franchisee loans, most of which while working in insured depositories.  IFC provides customized financing solutions to experienced owner-operators of top-tier brands such as Dunkin’ Donuts, Burger King, Wendy’s, Sonic, Jack in the Box, as well as the Pizza Hut, Taco Bell and KFC brands owned by Yum! Brands.

“We are very pleased to expand our commercial lending platform with this attractive acquisition,” said Steven R. Gardner, President and Chief Executive Officer of PPBI.  “The acquisition of IFC will further diversify our loan portfolio with C&I and owner-occupied CRE loans, will deploy excess liquidity into higher yielding assets, will positively impact our net interest margin and allows us to further leverage our strong capital base.  The QSR franchisee lending business is an appealing niche market that provides excellent growth opportunities in the future.”

“We are very excited to be joining the Pacific Premier team,” said John Rinaldi, Chief Executive Officer of IFC.  “After joining Pacific Premier, we will have the ability to expand our business development efforts to the entire universe of top-tier QSR brands and also increase the depth of our banking relationships by leveraging Pacific Premier’s superior SBA lending platform and suite of cash management products.  With Pacific Premier’s substantial resources to support us, we believe that we can capture additional market share and be a significant contributor to the continued growth and profitability of Pacific Premier.”

Upon closing, which is expected to occur late in the current quarter or early 2014, IFC will be rebranded as Pacific Premier Franchise Capital and operate as a division of Pacific Premier. The transaction is subject to the receipt of applicable regulatory approvals and other customary closing conditions.

PPBI was advised in this transaction by Sandler O’Neill + Partners, L. P., as financial advisor, and Patton Boggs LLP, as legal counsel.  Keefe, Bruyette and Woods, Inc. served as financial advisor to IFH.

About Pacific Premier Bancorp, Inc.

PPBI owns all of the capital stock of Pacific Premier. Pacific Premier provides business and consumer banking products to its customers through our 13 full-service depository branches in Southern California located in the cities of Encinitas, Huntington Beach, Irvine, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, San Bernardino, San Diego and Seal Beach and one office in Dallas, Texas.

Forward Looking Statements

This press release may contain forward-looking statements regarding PPBI, IFH and the proposed acquisition. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: the expected cost savings, synergies and other financial benefits from the acquisition might not be realized within the expected time frames or at all; governmental approval of the acquisition may not be obtained or adverse regulatory conditions may be imposed in connection with governmental approvals of the acquisition; and the conditions to the closing of the acquisition may not be satisfied. Annualized, pro forma, projected and estimated numbers in this press release are used for illustrative purposes only, are not forecasts and may not reflect actual results.

PPBI and IFH undertake no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner

President/CEO

949.864.8000

Kent J. Smith

Executive Vice President/CFO

949.864.8000